Exhibit 8A - Consent of Counsel

                               [FIRM LETTERHEAD]

May 15, 1998



Glenbrook Life and Annuity Company
3100 Sanders Road
Northbrook, IL  60062


Ladies and Gentlemen:

     We hereby consent to the reference to our name under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement on Form S-6 (File No. 333-28227) filed by Glenbrook Life Variable Life Separate Account B of Glenbrook Life and Annuity Company for certain flexible premium variable universal life insurance contracts. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

Jorden Burt Boros Cicchetti Berenson & Johnson LLP



By:  /s/ JOAN E. BOROS
     ------------------
     Joan E. Boros